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                                                                       EXHIBIT 1

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                          NORTH AMERICAN PALLADIUM LTD.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 21, 2006

Notice is hereby given that the annual meeting of shareholders (the "Meeting") of North American Palladium Ltd. ("NAP" or the "Corporation") will be held at the TSX Broadcast & Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on June 21, 2006, at 10:00 a.m. (local time) for the following purposes:

1. to receive the Audited Consolidated Financial Statements of the Corporation for the year ended December 31, 2005 and the report of the Auditors thereon;

2.       to elect directors of the Corporation for the ensuing year;

3. to consider and, if thought fit, approve the appointment of KPMG LLP, Chartered Accountants, as Auditors for the Corporation, and to authorize the directors of the Corporation to fix their remuneration;

4. to consider and, if thought fit, to pass, with or without variation, a resolution approving the issue of common shares of the Corporation in excess of 10,391,137 common shares pursuant to any feature of an aggregate of US$58.5 million principal amount of convertible notes (the "Notes") together with warrants (the "Warrants") to purchase 50% of the number of common shares underlying the Notes;

5. to consider and, if thought fit, to pass, with or without variation, a resolution approving the issue of common shares of the Corporation in excess of 5,221,677 common shares pursuant to any feature of the Notes issued to Kaiser-Francis Oil Company ("KFOC"), a controlling shareholder of the Corporation, and any Warrants issued to KFOC;

6. to consider and, if thought fit, to pass, with or without variation, a resolution approving an increase in the maximum number of common shares of the Corporation that may be reserved for issue and issued under the employee 1995 Group RRSP Share Issuance Plan of the Corporation, all as more particularly described in the Proxy Circular; and

7. to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

A copy of the Management Proxy Circular and form of Proxy with respect to matters to be dealt with at the Meeting, are included herewith.

By resolution of the Board of Directors of the Corporation, shareholders of record at the close of business on May 17, 2006, will be entitled to notice of and to vote at the Meeting in person or by proxy.

DATED at Toronto, Ontario as of the May 10, 2006.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            "Andre J. Douchane" (signed)
                                            Chairman

Note: Shareholders who are unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy. All forms of proxy must be deposited with Computershare Investor Services Inc. no later than 5 pm (local time) two business days preceding the Meeting or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.